Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

E2OPEN PARENT HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of E2open Parent Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST:     The name of the Corporation is E2open Parent Holdings, Inc.

SECOND:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State ofDelaware on February 4, 2021.

THIRD:    The Certificate of Incorporation of the Corporation is hereby amended to change ARTICLE IV thereof, relating to the authorized capital stock of the Company. Accordingly, Section 4.1 of ARTICLE IV of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,556,747,890 shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (iii) 13,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock”), which shall be divided into 9,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”) and 4,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”) and (iv) 42,747,890 shares of Class V Common Stock, par value $0.0001 per share (“Class V Common Stock” and, together with the Class A Common Stock, and the Class B Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class V Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Co on Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or upon exchange of Common Units (as defined in the Third Amended and Restated Limited Liability Company Agreement of E2open Holdings, LLC (the “LLC Agreement”)) and corresponding shares of Class V Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock. Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which occurred on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of October 14, 2020, as amended January 28, 2021, by and among (i) CCNBl Cayman, (ii) the Blocker Merger Subs (as defined therein), (iii) the Blockers (as defined therein), (iv) Sonar Company Merger Sub, LLC, a Delaware limited liability company, (v) Elliott Associates, L.P., a Delaware limited partnership, (vi) Elliott International, L.P., a Cayman Islands limited partnership, (vii) E2open Holdings, LLC (f/k/a Eagle Parent Holdings, LLC), a Delaware limited liability company (the “Company”), and (vii) Insight Venture Partners, LLC, a Delaware limited liability company, each share of capital stock of CCNBl Cayman issued and outstanding immediately prior to the filing of the Certificate of Domestication and this Certificate of Incorporation for all purposes was deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof; provided, however, in accordance with the terms of that certain letter agreement, dated as of October 14, 2020, by and among CC Neuberger Principal Holdings I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), CCNBl Cayman and the other parties thereto, an aggregate 2,500,000 Class B Ordinary Shares of CCNB1 Cayman automatically converted into Series B-1 Common Stock instead of Class A Common Stock.”

FOURTH:    The amendment to the Certificate of Incorporation of the Corporation affected hereby was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 19th day of August, 2021.

E2OPEN PARENT HOLDINGS, INC.

By:	/s/ Laura L. Fese
Name:	Laura L. Fese
Title:	EVP, General Counsel & Secretary